EXHIBIT 99.1
CONTACTS:
Russell Allen, Director – Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
July 24, 2009
Lance, Inc. Reports Results for Second Quarter 2009
•	Achieves record 2009 second quarter net revenues of $236.4 million, an 11% increase over the 2008 second quarter

•	Reports 2009 second quarter earnings per diluted share of $0.30, compared with earnings per diluted share of $0.09 in the second quarter of 2008

•	Raises 2009 full year earnings per diluted share estimate to range of $1.15 to $1.25

•	Declares quarterly common stock dividend of $0.16 per share
Charlotte, NC, — July 24, 2009 — Lance, Inc. (Nasdaq-GS: LNCE) today reported record net revenues for the second quarter ended June 27, 2009 of $236.4 million, an increase of 11% over the prior year second quarter net revenues of $213.6 million. Of the 11% growth, approximately 4% was driven by higher selling prices and approximately 7% was due to increased volume, including the impact of the Archway acquisition.
The Company’s branded product sales, which represented approximately 59% of total sales in the 2009 second quarter, increased approximately 5% from the second quarter of 2008. Growth from higher selling prices, volume growth in Lance® sandwich crackers and incremental revenue associated with the Archway acquisition was slightly offset by volume declines within the Company’s convenience store, food service and street account customers. Declines in sales to these customers were due partially to the Company’s proactive effort to optimize its Direct-Store-Delivery route system.
The Company’s non-branded product sales in the 2009 second quarter increased approximately 20% from the prior year comparable period. This increase included growth of approximately 16% in the Company’s private brands business driven by higher selling prices and volume growth from new product introductions. Revenues from the Company’s contract manufacturing business increased $6.6 million or 32% in the quarter, reflecting higher volume and selling prices.
Lance achieved second quarter 2009 net income of $9.5 million, or $0.30 per diluted share, compared with second quarter 2008 net income of $2.7 million, or $0.09 per diluted share. During the quarter advertising spending increased approximately $4.0 million, as compared to the same quarter 2008. In addition, costs of approximately $0.01 per share were incurred in the second quarter of 2009 associated with the closure and relocation of the Little Rock, Arkansas facility. Both of these activities were planned and expected for the second quarter. Second quarter 2008 results were adversely impacted by a significant increase in the costs of ingredients, primarily flour and vegetable oils, which was not immediately offset by increased prices to customers.

Net revenue for the six months ended June 27, 2009 totalled $452.2 million, an increase of approximately 10% compared with the same period in the prior year. Of this growth, approximately 3% was related to the acquisitions of Brent & Sam’s in March 2008 and Archway in December 2008. For the first six months of 2009, net income was $16.0 million, or $0.50 per diluted share, compared to net income of $3.4 million, or $0.11 per diluted share, for the first six months of the prior year.
Comments from Management
“We are very pleased to be reporting another solid quarter with strong profitable growth,” commented David V. Singer, President and Chief Executive Officer. “These results were once again driven by a balanced performance across our operations and continued growth in both our branded and non-branded portfolios. During the quarter we made a significant investment in our Lance brand with the launch of our first nation-wide television advertising campaign supporting our Lance sandwich crackers. We also continued to make significant progress on re-establishing and integrating the Archway business, resulting in the acquisition becoming accretive during the quarter.”
Mr. Singer concluded, “Our outlook for the remainder of the year remains solid, as we remain focused on integrating and growing the Archway brand, capturing the efficiencies driven by our focus on operational improvements and driving continued sales growth throughout the organization.”
Company 2009 Estimates Updated
Based on its assessment of the current operating environment, the Company raised its 2009 full year diluted earnings per share estimate to a range of $1.15 to $1.25. On April 24, 2009, the Company had provided a full year diluted earnings per share estimate range of $1.10 to $1.20. The Company also reaffirmed the sales and capital expenditure estimates that it had provided on April 24, 2009. The Company expects net sales to range between $910 and $930 million and full year capital expenditures to range between $41 and $46 million.
Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 20, 2009 to stockholders of record at the close of business on August 10, 2009.

Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Friday, July 24, 2009 to discuss financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available beginning at 12:00 pm on July 24th and running through July 31st at midnight. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 17972828. Investors may also access a web-based replay of the conference call at Lance’s website http://ir.lance.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website http://ir.lance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, and Archway brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,300 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in cost or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks, natural disasters or catastrophic events and current economic conditions are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	June 27, 2009	June 28, 2008
Net revenue	$236,355	$213,614
Cost of sales	139,630	133,691

Gross margin	96,725	79,923

Selling, general and administrative	80,473	74,568
Other expense, net	547	161

Income before interest and taxes	15,705	5,194

Interest expense, net	910	860
Income tax expense	5,267	1,626

Net Income	$9,528	$2,708

Basic earnings per share	$0.30	$0.09
Weighted average shares outstanding — basic	31,552,000	31,181,000

Diluted earnings per share	$0.30	$0.09
Weighted average shares outstanding — diluted	32,293,000	31,807,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Six Months Ended
	June 27, 2009	June 28, 2008
Net revenue	$452,163	$411,582
Cost of sales	271,042	257,152

Gross margin	181,121	154,430

Selling, general and administrative	153,977	147,425
Other expense, net	608	157

Income before interest and taxes	26,536	6,848

Interest expense, net	1,722	1,465
Income tax expense	8,834	2,030

Net Income	$15,980	$3,353

Basic earnings per share	$0.51	$0.11
Weighted average shares outstanding — basic	31,477,000	31,142,000

Diluted earnings per share	$0.50	$0.11
Weighted average shares outstanding — diluted	32,163,000	31,701,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 27, 2009	December 27, 2008
Assets:
Cash and cash equivalents	$4,008	$807
Accounts receivable, net	84,153	74,406
Inventories	52,709	43,112
Other current assets	20,460	22,711

Total Current Assets	161,330	141,036
Fixed assets, net	214,136	216,085
Goodwill and other intangibles, net	105,824	104,076
Other noncurrent assets	5,410	4,949

Total Assets	$486,700	$466,146

Liabilities and Equity:
Accounts payable	$26,711	$25,939
Short-term debt	—	7,000
Other current liabilities	55,941	58,630

Total Current Liabilities	82,652	91,569

Long-term debt	103,000	91,000
Other liabilities	48,003	48,070
Stockholders’ equity	253,045	235,507

Total Liabilities and Stockholders’ Equity	$486,700	$466,146

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Six Months Ended
	June 27, 2009	June 28, 2008
Operating Activities:
Net income	$15,980	$3,353
Depreciation and amortization	17,162	16,105
Stock-based compensation expense	2,958	2,170
Loss on sale of fixed assets	189	195
Changes in operating assets and liabilities, excluding business acquisition	(15,981)	(11,503)

Net cash provided by operating activities	20,308	10,320

Investing Activities:
Purchases of fixed assets	(14,592)	(21,603)
Proceeds from sale of fixed assets	462	321
Business acquisitions, net of cash acquired	—	(23,931)
Net cash used in investing activities	(14,130)	(45,213)

Financing Activities:
Dividends paid	(10,158)	(10,044)
Issuances of common stock	2,031	1,641
Proceeds from existing credit facilities	5,000	38,014
Repayments of debt from business acquisitions	—	(2,239)

Net cash (used in)/provided by financing activities	(3,127)	27,372

Effect of exchange rate changes on cash	150	(40)

Increase/(decrease) in cash and cash equivalents	3,201	(7,561)
Cash and cash equivalents at beginning of period	807	8,647

Cash and cash equivalents at end of period	$4,008	$1,086